Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference into Registration Statements Nos. 333-10232 and 333-11320 on Forms F-3 of our report dated 19 March 2009, relating to the consolidated financial statements of Abbey National plc (which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in the policy for determining which items are treated as cash equivalents in the statement of cash flows) appearing in this Annual Report on Form 20-F of Abbey National plc for the year ended 31 December 2008, and the reference to us under the headings “Selected Financial Data”.
Deloitte LLP
Chartered Accountants and Registered Auditors
London, England
19 March 2009